                                                     Pursuant to Rule 424(B)(2)
                                                     Registration No. 333-51657


                  PROSPECTUS SUPPLEMENT DATED DECEMBER 10, 1999
       (TO PROSPECTUS DATED MAY 14, 1998, AS SUPPLEMENTED ON MAY 15, 1998)



                                 685,545 SHARES

                         Genzyme Transgenics Corporation


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE


      Genzyme Transgenics Corporation intends to offer, in privately-negotiated transactions, 685,545 shares of its common stock at a price per share of $8.00. We will offer the shares directly to the purchasers under stock purchase agreements. We are not engaging an underwriter in the sale of any of these shares, however, a placement fee is payable to Wirral Partners in connection with a portion of the shares . We expect that the shares being offered will be ready for delivery on the closing date of the purchase agreement.

       Our common stock is listed for quotation on the Nasdaq National Market under the symbol "GZTC."


==============================================================================================================
                                         Price to                                         Proceeds to
                                         Public                 Placement Fee             Company (1)

--------------------------------------------------------------------------------------------------------------
Per Share......................          $8.00                  $0.24(2)               $8.00 and $7.76(2)
--------------------------------------------------------------------------------------------------------------
Total..........................        $5,484,360            $56,530.80(2)                $5,427,829.20
==============================================================================================================


(1)   Before deducting our expenses estimated at $20,000.
(2)   The Company is paying a placement fee with respect to 235,545 shares only.

                                   ----------


      THIS INVESTMENT INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" ON PAGE ONE OF THE PROSPECTUS AS UPDATED BY OUR SEC FILINGS.

                                   ----------

         NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED
                 OR DISAPPROVED THESE SECURITIES, NOR HAVE THEY
        DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR ADEQUATE.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus Supplement is December 10, 1999.